EXHIBIT 99.2

IBM Completes Acquisition of Red Hat

09 July 2019

On July 9, 2019, IBM announced the completion of its acquisition of Red Hat, positioning IBM as the leading hybrid cloud provider, and accelerating IBM’s high value business model.

The announcement press release, which includes additional perspective on the opportunity and business value is here.

Business Summary

IBM’s acquisition of Red Hat redefines the cloud market for business. Red Hat’s open hybrid cloud technologies are now paired with the unmatched scale and depth of IBM’s innovation and industry expertise, and sales leadership in more than 175 countries. Together, IBM and Red Hat will accelerate innovation, and shift our clients’ mission-critical workloads to the cloud by offering a next-generation hybrid multicloud platform. Based on open source technologies, such as Linux and Kubernetes, the platform will allow businesses to securely deploy, run and manage data and applications on-premises and on private and multiple public clouds. IBM is preserving Red Hat’s independence and neutrality and Red Hat will strengthen its existing partnerships to continue to give customers freedom, choice and flexibility.

Both companies have already built leading enterprise cloud businesses with consistent strong revenue growth, as they help customers transition their business models to the cloud. IBM cloud revenue for the 12-month period through the first quarter of this year grew to over $19 billion, reflecting a comprehensive range of as-a-service offerings, and software, hardware and services that enable IBM to advise, build, move and manage cloud solutions across public, private and on-premises environments for customers.

Financial Implications

This transaction accelerates IBM’s revenue growth, contributes to its high value model, and enhances its free cash flow generation.

As a standalone business, Red Hat has a strong financial profile, with revenue consistently growing at a double-digit rate. Red Hat is also a high value business as evidenced by its gross and pre-tax profit margins and strong free cash flow. Red Hat will be reported as part of IBM’s Cloud and Cognitive Software segment.

The addition of Red Hat will accelerate IBM’s revenue growth, expecting to add approximately 200 basis points over the next five years through a combination of Red Hat’s existing business, continued growth in Red Hat, and cross-selling opportunities across IBM’s software and services businesses. The transaction is expected to be accretive to both operating gross profit margin and free cash flow in the first year, and accretive to IBM’s operating earnings per share by the end of the second year, with the near-term EPS dilution driven primarily by a non-cash purchase accounting adjustment.

In an acquisition, US GAAP requires the buyer at closing to record the acquired deferred revenue balance at fair value. This results in a non-cash adjustment to the deferred revenue balance and a reduction to reported revenue post-closing. The level of adjustment will reflect the margin profile of Red Hat’s business, and deferred revenue will be replenished over the subsequent two to three years, given Red Hat’s high renewal rates and a stable and growing client base.

IBM acquired all of the issued and outstanding common shares of Red Hat for $190 per share in cash, representing a total equity value of approximately $34 billion.

The transaction was funded through a combination of debt and cash, with the incremental debt issued earlier this year. The company will continue its disciplined financial policy and is committed to maintaining its strong investment grade credit ratings, targeting a leverage profile consistent with a mid to high single A credit rating within a couple of years. IBM suspended its share repurchase program at the time of closing. At the same time the company is maintaining its solid and growing dividend.

Additional Information

IBM will report its second quarter 2019 earnings on July 17, 2019 and host its annual Investor Briefing webcast on August 2, 2019.

On July 17, IBM will provide a view of its 2019 full year performance excluding the addition of Red Hat and Red Hat-related activity. This provides transparency into the company’s underlying business performance, and is on a basis consistent with the company’s previous guidance and first-half results.

During its Investor Briefing on August 2, the company will provide a view of earnings per share and free cash flow expectations for 2019 and the medium term, reflecting the addition of Red Hat’s business and other Red Hat-related activity, including the non-cash impact of the deferred revenue adjustment, transaction-related charges which are also primarily non-cash, and incremental interest expense.

For more information on today’s news, visit: https://newsroom.ibm.com and https://www.ibm.com/redhat